Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THEY MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, (II) IN COMPLIANCE WITH RULE 144 OR (III) PURSUANT TO AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

THIS INSTRUMENT AND THE INDEBTEDNESS, RIGHTS AND OBLIGATIONS EVIDENCED HEREBY AND ANY LIENS OR OTHER SECURITY INTERESTS SECURING SUCH RIGHTS AND OBLIGATIONS ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) DATED AS OF MAY 12, 2015, BY AND AMONG THE SUBORDINATED CREDITORS IDENTIFIED THEREIN AND GENERAL ELECTRIC CAPITAL CORPORATION IN ITS CAPACITY AS AGENT FOR CERTAIN LENDERS (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, “SENIOR CREDITOR AGENT”), TO CERTAIN INDEBTEDNESS, RIGHTS, AND OBLIGATIONS OF BG MEDICINE, INC. TO SENIOR CREDITOR AGENT AND SENIOR CREDITOR (AS DEFINED THEREIN) AND LIENS AND SECURITY INTERESTS IN FAVOR OF SENIOR CREDITOR AGENT SECURING THE SAME ALL AS DESCRIBED IN THE SUBORDINATION AGREEMENT; AND EACH HOLDER AND TRANSFEREE OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

BG MEDICINE, INC.

FORM OF SECURED CONVERTIBLE PROMISSORY NOTE

May 12, 2015	$	[	]

For value received, BG Medicine, Inc., a Delaware corporation (the “Company”), promises to pay to the order of [                    ](the “Holder”), the sum of $[        ], plus simple interest thereon from the date of this Secured Convertible Promissory Note (this “Note”) until paid in full at an annual interest rate, calculated on the basis of a three hundred sixty (360) day year, equal to the lesser of (i) the Interest Rate (as defined below) and (ii) the highest rate permitted by applicable law. The principal hereof, and the interest thereon, shall be payable, on written demand by the Holder, at the principal office of the Company or by mail to the registered address of the Holder, at any time on or after the earlier of (i) September 30, 2015 and (ii) the date the Company terminates the Purchase Agreement (as defined below) in accordance with Section 11.1(b) thereof (the “Repayment Date”). This Note is issued pursuant to the Securities Purchase Agreement, dated as of May 12, 2015, by and among the Company, the Holder and the other parties named therein, as may be amended, restated or modified from time to time (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

This Note is one of a series of Secured Convertible Promissory Notes (collectively, the “Notes”) which have been or will be issued by the Company pursuant to the Purchase Agreement totaling (as to this Note and such other Notes together) $500,000 in principal amount, which other Notes are identical to this Note except as to the purchasers thereunder and the dates and principal amounts thereof.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

1.1 “Change of Control” shall mean the closing of a transaction or series of related transactions that constitute a Liquidation Event, as defined in the Company’s Certificate of Designations of the Series A Preferred Stock as in effect on the date hereof.

1.2 “Company” shall mean BG Medicine, Inc., a Delaware corporation, and shall include any corporation, partnership, limited liability company or other entity that shall succeed to or assume the obligations of the Company under this Note.

1.3 “GE Indebtedness” shall mean the “Obligations”, as such term is defined under that certain Loan and Security Agreement, dated as of February 10, 2012, by and among Company, General Electric Capital Corporation, in its capacity as agent thereunder, and certain financial institutions from time to time party thereto (as the same may from time to time be amended, modified, supplemented or restated) (the “GE Loan Agreement”).

1.4 “Holder” shall mean any person or entity who shall at the time be the registered holder of this Note.

1.5 “Interest Rate” shall mean 8.0%.

1.6 “Security Agreement” shall mean the Security Agreement dated as of May 12, 2015 by and among the Company, and each Holder party thereto as a secured party, as may be amended, restated or modified from time to time, a form of which is attached hereto as Exhibit A.

1.7 “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.

1.8 “Subordination Agreement” shall mean the Subordination and Intercreditor Agreement dated the date hereof by and among the Holder, General Electric Capital Corporation as agent and the other parties named therein.

2. Conversion.

2.1 Conversion upon Qualified Financing. The outstanding principal hereof and all accrued but unpaid interest thereon (together, the “Debt”) shall automatically convert into shares of Series A Preferred Stock at the Second Closing. This Note shall be automatically converted into the number of shares of Series A Preferred Stock equal to the outstanding principal and accrued but unpaid interest on this Note divided by the Purchase Price.

2.2 No Fractional Shares; Release of Security Interest. If upon such conversion of this Note a fraction of a share would result, the Company will pay in lieu thereof in cash the amount of Debt resulting in such fractional share. Upon the payment in full of the Notes or conversion of the Notes pursuant to the terms herein, the security interest granted under the Security Agreement shall be released pursuant to the terms of the Security Agreement.

3. Issuance of Stock on Conversion. Upon the conversion of this Note pursuant to Section 2 hereof, the Company at its expense will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of shares of Series A Preferred Stock to which the Holder shall be entitled on such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel for the Company), together with any other securities and property (including cash payments due hereunder in lieu of fractional shares), if any, to which the Holder is entitled on such conversion under the terms of this Note.

4. Premium Payment Upon a Change of Control. In the event of a Change of Control (as defined below) prior to the earlier of the conversion of this Note pursuant to Section 2 hereof or the repayment of this Note, the Holder shall be entitled, upon the closing of such Change of Control, in addition to payment of the outstanding principal and accrued and unpaid interest hereon in accordance with the terms hereof, to payment of a premium equal to two times (2x) the then outstanding principal hereof. The Company shall notify the Holder in writing of the anticipated occurrence of a Change of Control at least ten (10) days prior to the closing date of the Change of Control.

5. Defaults. The Required Holders may declare the entire unpaid principal and accrued interest on this Note immediately due and payable, by a notice in writing to the Company if any of the following events (individually, an “Event of Default” and collectively, “Events of Default”) shall occur:

5.1 Default in the payment of principal of this Note, accrued interest thereon or any other amounts payable under this Note when due and payable;

5.2 The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it under the Bankruptcy Act, or any other applicable federal or state law, or the consent by it to, or acquiescence in, the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official, of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due;

5.3 Within sixty (60) days after the commencement of proceedings against the Company seeking any bankruptcy, insolvency, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or the stay of any such order or proceedings shall thereafter be set aside, or, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

5.4 The failure by the Company to perform any covenant, condition or agreement under this Note, the Purchase Agreement, the Security Agreement or any document entered into in connection with the foregoing; or

5.5(a) For so long as the GE Indebtedness remains outstanding, acceleration of the GE Indebtedness or (b) following the repayment in full of the GE Indebtedness (other than any obligations that specifically survive repayment), if the GE Loan Agreement has not been terminated, an occurrence of a breach or default or event of default under the GE Loan Agreement, or (c) following the repayment in full of the GE Indebtedness (other than any obligations that specifically survive termination), if the GE Loan Agreement has been terminated or is no longer in full force and effect, an action or event that would have been an occurrence of a breach or default or an event of default under the GE Loan Agreement if the GE Loan Agreement had not been terminated and was still in full force and effect.

Upon and during the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the Commonwealth of Massachusetts.

6. Subordination. The indebtedness evidenced by this Note, and the payment of the principal hereof, and any interest hereon, is subordinated, junior and subject in right of payment, to the prior payment of all GE Indebtedness now outstanding, to the extent and in the manner provided in the Subordination Agreement.

7. Security. This Note is secured pursuant to the terms of the Security Agreement.

8. Miscellaneous.

8.1 Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and the Required Holders.

8.2 Assignment. All rights and obligations of the Company and the Holder shall be binding upon and benefit the successors and assigns of the parties.

8.3 Fees and Expenses. The Company shall pay: (a) all actual and reasonable costs or expenses (including attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of this Note, the Purchase Agreement, the Security Agreement and all documents entered into in connection with the foregoing; (b) and all of the Holder’s attorneys’

fees, costs and expenses incurred in enforcing or defending this Note, the Purchase Agreement, the Security Agreement and all documents entered into in connection with the foregoing (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all fees and costs incurred by the Holder in connection with the Holder’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against the Company, any subsidiary of the Company or their respective property.

8.4 Pari Passu Notes. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note, all interest hereon and the premium payment set forth in Section 4 shall be pari passu in right of payment and in all other respects to the other Notes. In the event the Holder receives payments in excess of the Holder’s pro rata share of the Company’s payments to the holders of all of the Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

8.5 Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws provisions that would require the application of laws of any other jurisdiction.

8.6 Payments; Prepayment. All payments by the Company under this Note shall be in immediately available funds and shall be made pro rata among all Holders in accordance with Section 8.4. All payments by the Company under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatsoever, unless the obligation to make such deduction or withholding is imposed by law. All payments by the Company under this Note shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable hereunder and the remainder, if any, to the outstanding principal. The Company and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder. The Debt may not be prepaid by the Company in full or in part prior to the Repayment Date without the consent of the Holder.

8.7 Lost or Stolen Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note, the Company, at its expense, will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

8.8 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed electronic mail transmission, or five (5) business days after deposit in the United States first class mail, by registered or certified mail, postage prepaid, addressed as set forth below the Company’s or the Holder’s name, as applicable, on the signature page hereto, or at such other address as the Company or the Holder may designate by ten (10) business days’ advance written notice to the other party hereto.

8.9 Severability. If one or more provisions of this Note are held unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.10 Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

8.11 Entire Agreement. Other than the Purchase Agreement, Security Agreement and the Subordination Agreement and the other Notes, this instrument represents the entire agreement between the parties hereto with respect to this Note and its terms and conditions.

8.12 Counterparts. This Note may be executed in counterparts, all of which together will constitute one and the same agreement.

8.13 Delays or Omissions. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

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IN WITNESS WHEREOF, the Company has caused this Secured Convertible Promissory Note to be issued as of the date set forth above and to be executed as an instrument under seal.

Company:	BG MEDICINE, INC.
a Delaware corporation

By:
Paul R. Sohmer, M.D.
President and Chief Executive Officer

	Address:	880 Winter Street, Suite 210
Waltham, MA 02451

Holder:	[ ]

By:
[Name]
[Title]

Address:

Exhibit A

Security Agreement